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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 January 6, 1999
                   --------------------------------------
              Date of Report (Date of earliest event reported)


                                 CyberCash, Inc.
               ----------------------------------------------
          (Exact name of registrant as specified in its charter)


                  Delaware               0-27470       54-725021
         ------------------------------------------------------------
        (State or other jurisdiction   (Commission    (IRS Employer
             of incorporation)         File No.)    Identification No.)


                2100 Reston Parkway, Reston, Virginia   20191
             -------------------------------------------------
            (Address of principal executive offices) (Zip Code)


            Registrant's telephone number, including area code:
         -----------------------------------------------------------
                     (703) 620-4200


                                 Not applicable
           ----------------------------------------------------
       (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS.

        On January 6, 1999, CyberCash, Inc. (the "Company") issued 609,756 Units, each consisting of (i) one share of the Company's common stock (collectively, the "Common Shares") and (ii) a warrant to purchase 0.75 shares of the Company's common stock (collectively, the "Warrants"), for an aggregate purchase price of $10 million in cash. The Units were issued to two institutional investors in a private offering pursuant to Regulation D of the Securities Act of 1933, as amended.

        The per Unit purchase price is $16.40, which is equal to 105% of the closing bid price of the Company's common stock on January 5, 1999, the last trading day immediately preceding the private offering. The Company has agreed to register under the Securities Act of 1933, as amended (the "Securities Act"), the resale of the Common Shares as well as the common stock issuable upon exercise of the Warrants (collectively, the "Warrant Shares").

            The Warrants will expire on January 6, 2004. The exercise price for each Warrant is initially set at $20.00. The exercise price may be reset on January 6, 2000, January 6, 2001 and January 6, 2002, if the average closing bid price of the Company's common stock over the 10 trading days preceding these respective dates is less than $20.00. In any of these circumstances, the exercise price would be reset to equal the average closing bid price of the Company's common stock over the 10 trading days preceding the applicable reset date. Beginning January 6, 2002, the exercise price also could be reduced if the Company issues securities below the market price of the Company's common stock. If an adjustment of the exercise price occurs, the number of Warrant Shares would proportionately increase.

      Under the Warrants, a holder can elect to pay the exercise price in immediately available funds, through the cancellation of a portion of the Warrants or through the delivery of shares of common stock. If the holder elects to pay the exercise price through the delivery of common stock, the common stock will be valued at $16.40.

      Each investor has the option of selling the Common Shares back to the Company if a repurchase event occurs. Those events include the Company not issuing shares upon a holder's exercise of the Warrants, if any of the Common Shares or Warrant Shares are not registered under the Securities Act within prescribed time periods, if the Company becomes insolvent, or if the Company loses the listing of its common stock on a national stock exchange or Nasdaq. Under any of these circumstances, and generally only if holders of at least 50% of the then outstanding Common Shares so elect, the investors would have the right to sell the Common Shares back to the Company at (i) 120% of the price the investor paid for the shares in this private offering or (ii) the highest trading price between the date of the event and a specified date thereafter.


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      Another repurchase event may arise if the Company consummates a sale, merger, consolidation or other business combination transaction in which the Company is not the surviving entity. Under this circumstance, if holders of at least 50% of the then outstanding Common Shares so elect, the investors would have the right to sell the Common Shares back to the Company at 120% of the price the investors paid for the shares in this private offering, but would not have the option of a potentially higher price based upon a higher trading price following that repurchase event. In addition, if an investor exercises its right of repurchase because of a business combination transaction, any Warrants then held by the investor also would be canceled.

      In addition, the Company is committed to sell, and the investors are committed to purchase, an additional 304,878 Units for an additional $5 million in cash after a registration statement covering the resale of the Common Shares and Warrant Shares is declared effective by the U.S. Securities and Exchange Commission.

      The Company's press release announcing the sale of the Units as well as a Securities Purchase Agreement, a Registration Rights Agreement and the form of Warrant are filed as exhibits to this Current Report on Form 8-K. This summary description of the transaction is qualified in its entirety by reference to the documents filed as exhibits hereto.


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Item 7.    Financial Statements, Pro Forma Financial Information and
           Exhibits.

           4.1 Securities Purchase Agreement dated as of January 6, 1999 among the Company, RGC International Investors, LDC and Halifax Fund, L.P.

           4.2 Registration Rights Agreement dated as of January 6, 1999 among the Company, RGC International Investors, LDC and Halifax Fund, L.P.

           4.3 Form of Warrant dated as of January 6, 1999.

           99.1 Press Release dated January 7, 1999.


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                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          CyberCash, Inc.



Date:  January 11, 1999                By:   /s/ James J. Condon
                                          ----------------------
                                          James J. Condon
                                          Chief Operating Officer and
                                          Chief Financial Officer


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                                  EXHIBIT INDEX

Exhibit No.      Description
-----------      -----------
4.1              Securities Purchase Agreement dated as of January 6, 1999 among the Company, RGC International Investors, LDC and Halifax
                 Fund, L.P.

4.2 Registration Rights Agreement dated as of January 6, 1999 among the Company, RGC International Investors, LDC and
                 Halifax Fund, L.P.

4.3              Form of Warrant dated as of January 6, 1999.

99.1             Press Release dated January 7, 1999.